UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

NEW CENTURY BANCORP, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NEW CENTURY BANCORP, INC.

700 West Cumberland Street

Dunn, North Carolina 28334

(910) 892-7080

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

and

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

May 11, 2010

NOTICE is hereby given that the Annual Meeting of Shareholders of New Century Bancorp, Inc. (the “Corporation”) will be held as follows:

Place:	New Century Bank 700 West Cumberland Street Dunn, North Carolina

Date:	May 11, 2010

Time:	10:00 a.m.

The purposes of the meeting are:

1.	To elect seven members of the Board of Directors for terms of three years.

2.	To approve the New Century Bancorp, Inc. 2010 Omnibus Stock Ownership and Long Term Incentive Plan.

3.	To ratify the appointment of Dixon Hughes PLLC as the Corporation’s independent registered public accounting firm for 2010.

4.	To transact any other business that may properly come before the meeting.

You are cordially invited to attend the annual meeting in person. However, even if you plan to attend, you are requested to complete, sign and date the enclosed appointment of proxy and return it promptly in the envelope provided for that purpose or to vote via the internet in order to ensure that a quorum is present at the meeting. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

We have elected to furnish our proxy solicitation materials via U.S. mail and also to notify you of the availability of our proxy materials on the internet. The notice of annual meeting, proxy statement, proxy card and annual report are available at www.cfpproxy.com/5523.

By Order of the Board of Directors

William L. Hedgepeth, II President and Chief Executive Officer

April 9, 2010

NEW CENTURY BANCORP, INC.

700 West Cumberland Street

Dunn, North Carolina 28334

(910) 892-7080

PROXY STATEMENT

Mailing Date: On or about April 9, 2010

ANNUAL MEETING OF SHAREHOLDERS

To Be Held

May 11, 2010

General

This Proxy Statement is furnished in connection with the solicitation of the enclosed appointment of proxy by the Board of Directors of New Century Bancorp, Inc. (the “Corporation”) for the Annual Meeting of Shareholders of the Corporation to be held at the main office of New Century Bank, 700 West Cumberland Street, Dunn, North Carolina, at 10:00 a.m. on May 11, 2010, and any adjournments thereof.

Solicitation and Voting of Appointments of Proxy; Revocation

Persons named in the appointment of proxy as proxies to represent shareholders at the Annual Meeting are J. Gary Ciccone, T. C. Godwin, Jr. and C. L. Tart, Jr. Shares represented by each appointment of proxy which is properly executed and returned, and not revoked, will be voted in accordance with the directions contained in the appointment of proxy. If no directions are given, each such appointment of proxy will be voted FOR the election of each of the seven nominees for director named in Proposal 1 below and FOR Proposals 2 and 3. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee. On such other matters as may come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Brenda B. Bonner, Secretary of the Corporation, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Corporation will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mails and the internet, appointments of proxy may be solicited in person or by telephone by officers, directors and employees of the Corporation and its subsidiary bank without additional compensation. The Corporation will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Corporation’s common stock.

Record Date

The close of business on March 26, 2010 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be eligible to vote on the proposals described herein.

Voting Securities

The voting securities of the Corporation are the shares of its common stock, par value $1.00 per share, of which 10,000,000 shares are authorized and 6,837,952 shares were outstanding on March 26, 2010. There were approximately 1,429 record shareholders of the Corporation’s common stock on this date.

Voting Procedures; Quorum; Votes Required for Approval

Each shareholder is entitled to one vote for each share held of record on the Record Date on each director to be elected and on each other matter submitted for voting. In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors at the Annual Meeting.

A majority of the shares of common stock of the Corporation issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 1 below, the seven directors receiving the greatest number of votes shall be elected.

In the case of Proposals 2 and 3 below, for such proposals to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal.

Authorization to Vote on Adjournment and Other Matters

By signing an appointment of proxy, shareholders will be authorizing the proxyholders to vote in their discretion regarding any procedural motions that may come before the Annual Meeting. For example, this authority could be used to adjourn the Annual Meeting if the Corporation believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies to establish a quorum or to provide additional information to shareholders. However, proxies voted against any of the Proposals will not be used to adjourn the Annual Meeting. The Corporation does not have any plans to adjourn the Annual Meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Beneficial Ownership of Voting Securities

As of March 26, 2010, no shareholder known to management owned more than 5% of the Corporation’s common stock. As of March 26, 2010, the beneficial ownership of the Corporation’s common stock, by directors and named executive officers individually, and by directors and named executive officers as a group, was as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)(2)	PERCENT OF CLASS (3)
Kevin S. Bunn Fayetteville, NC	30,458	0.44

Lisa F. Campbell(4) Lillington, NC	21,334	0.31

Watson G. Caviness Fayetteville, NC	44,788	0.65

J. Gary Ciccone(5) Fayetteville, NC	118,028	1.72

T. Dixon Dickens(6) Fayetteville, NC	42,218	0.62

J. Daniel Fisher Dunn, NC	12,238	0.18

T. C. Godwin, Jr.(7) Dunn, NC	52,170	0.76

Oscar N. Harris(8) Dunn, NC	284,454	4.16

Gerald W. Hayes Dunn, NC	99,756	1.46

William L. Hedgepeth, II Fayetteville, NC	82,970	1.20

D. Ralph Huff III(9) Fayetteville, NC	56,546	0.83

Tracy L. Johnson(10) Dunn, NC	65,521	0.96

John W. McCauley Fayetteville, NC	42,460	0.62

Carlie C. McLamb(11) Dunn, NC	311,035	4.55

Michael S. McLamb(12) Dunn, NC	51,882	0.76

Raymond L. Mulkey, Jr. Fayetteville, NC	59,518	0.87

Joan I. Patterson Coats, NC	19,261	0.28

Anthony E. Rand(13) Fayetteville, NC	77,684	1.13

Sharon L. Raynor(14) Dunn, NC	256,824	3.76

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)(2)	PERCENT OF CLASS (3)

James H. Smith Fayetteville, NC	35,340	0.52

C. L. Tart, Jr. (15) Dunn, NC	144,696	2.12

W. Lyndo Tippett Fayetteville, NC	30,826	0.45

Ann H. Thornton Clinton, NC	36,879	0.54

All Directors and Executive Officers as a group (23 persons)	1,976,886	27.97

(1)	Except as otherwise noted, to the best knowledge of the Corporation’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Mr. Fisher – 5,114 shares; Mr. Harris –89,299 shares; Mr. Hedgepeth – 930 shares; Mr. C. McLamb – 200,534 shares; Ms. Patterson – 957 shares; Mr. Rand – 9,298 shares; Ms. Raynor – 250,178; Mr. Tart – 18,783 shares; and Mr. Tippett – 16,985 shares.
(2)	Included in the beneficial ownership tabulations are the following options to purchase shares of common stock of the Corporation: Mr. Bunn – 26,280 shares; Ms. Campbell – 19,209 shares; Mr. Caviness – 11,070 shares; Mr. Ciccone – 14,485 shares; Mr. Dickens – 8,746 shares; Mr. Fisher – 4,830 shares; Mr. Godwin – 8,346 shares; Mr. Hedgepeth – 55,483 shares; Mr. Huff – 12,482 shares; Mr. Johnson – 14,346 shares; Mr. McCauley – 2,839 shares; Ms. Patterson – 11,104 shares; Mr. Rand – 13,992 shares; Mr. Smith – 7,195 shares; Mr. Tart – 3,346 shares; Ms. Thornton – 9,499 shares; and Mr. Tippett – 6,116 shares and for all directors and executive officers as a group – 204,351 shares.
(3)	The calculation of the percentage of class beneficially owned by each individual and the group is based on the sum of (i) a total of 6,837,952 shares of common stock outstanding as of March 26, 2010, and (ii) options to purchase shares of common stock which are exercisable within 60 days of March 26, 2010.
(4)	Includes 325 shares held in the IRA of Ms. Campbell’s spouse.
(5)	Includes 720 shares owned by Mr. Ciccone’s spouse and 4,301 shares held in the IRA of Mr. Ciccone’s spouse.
(6)	Includes 3,264 shares held by Mr. Dickens as custodian for minor children, 3,932 shares held in the IRA of Mr. Dickens’ spouse and 2,303 shares owned by Mr. Dickens’ business.
(7)	Includes 1,196 shares owned by Mr. Godwin’s spouse.
(8)	Includes 2,395 shares owned by Mr. Harris’ spouse.
(9)	Includes 14,700 shares owned by Mr. Huff’s business and 3,632 shares owned by Mr. Huff’s spouse.
(10)	Includes 597 shares held by Mr. Johnson as custodian for minor children.
(11)	Includes 64,894 shares owned by Mr. C. McLamb’s business.
(12)	Includes 3,159 shares owned by Mr. M. McLamb’s spouse.

(13)	Includes 9,298 shares owned by Mr. Rand’s spouse.
(14)	Includes 177,220 shares owned by Ms. Raynor’s husband and 4,790 shares held as custodian for minor children.
(15)	Includes 85,971 shares owned by Mr. Tart’s business, 4,633 shares owned by Mr. Tart’s spouse, and 3,415 shares held in the IRA of Mr. Tart’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Corporation are required by federal law to file reports with the Securities and Exchange Commission (the “SEC”) regarding the amount of, and changes in, their beneficial ownership of the Corporation’s common stock. Based upon a review of copies of reports received by the Corporation, all required reports of directors and executive officers of the Corporation during 2009 were filed on a timely basis, with the exception of a Form 4 filed by Mr. Harris.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has set the number of directors of the Corporation at 19 and recommends that shareholders vote for the nominees listed below, each for a three-year term.

Name and Age	Position(s) Held	Director Since	Principal Occupation and Business Experience During the Past Five Years

Watson G. Caviness (44)	New Nominee	—	President, Caviness & Cates Building and Development Company; President, Caviness Land Development, Inc. and Owner, Caviness & Cates Communities, LLC

J. Gary Ciccone (63)	Chairman of the Board	2003	Real estate developer; Owner, Nimocks, Ciccone & Townsend, Inc. (commercial real estate brokerage).

D. Ralph Huff, III (60)	Director	2008	President, H&H Constructors.

Carlie C. McLamb (73)	Director	1999	President and Founder, Carlie C’s IGA and Carlie C’s Operation, 1962-Present (grocery stores).

James H. Smith (60)	Director	2008	Partner, Southeastern Insurance Services, Highland Development Partners, LLC, and Springer, Inc.

C. L. Tart, Jr. (75)	Vice Chairman of the Board	1999	President, Chief Executive Officer and Chairman, Tart & Tart, Inc., 1969-Present (holding company).

Ann H. Thornton (69)	Director	2009	President, Thornton Ventures, Clinton, NC

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR , EACH FOR A THREE-YEAR TERM.

Incumbent Directors

The Corporation’s Board of Directors includes the following directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table.

Name and Age	Position(s) Held	Term Expires	Principal Occupation and Business Experience During the Past Five Years

T. Dixon Dickens (50)	Director	2011	President, Mercedes-Benz of Fayetteville.

T. C. Godwin, Jr. (69)	Director	2011	President, T-Mart Food Stores, Inc., 1970-Present (convenience stores).

Oscar N. Harris (70)	Director	2012	Senior Partner-President, Oscar N. Harris & Assoc. P.A., (CPA’s) 1979-Present; former North Carolina State Senator; Mayor – City of Dunn.

Gerald W. Hayes (66)	Director	2011	Attorney and President, Hayes, Williams, Turner & Daughtry, P.A., 1969-Present (law firm).

William L. Hedgepeth, II (48)	Director, President, and CEO	2011	President and CEO, New Century Bancorp and New Century Bank.

Tracy L. Johnson (48)	Director	2011	President, Ace Services, Inc.; Vice President Contech, Inc., Dunn, NC

John W. McCauley (42)	Director	2012	Chief Executive Officer, Highland Paving Co, LLC; General Manager, McCauley-McDonald Investments, Inc.; General Manager, AOM Investments, LLC.

Michael S. McLamb (59)	Director	2012	Certified Public Accountant; Retired Treasurer, K&M Maintenance Services, Inc.

Raymond L. Mulkey, Jr. (63)	Director	2012	President, Ray Mulkey Insurance Agency, Inc.; President, NC Premium Finance Companies, Inc; Partner, Southeastern Insurance Services.

Anthony E. Rand (70)	Director	2011	Chairman, State of North Carolina Post Release Supervision and Parole Commission; former Majority Leader, North Carolina State Senate; President, Rand & Gregory, P.A. (law firm).

Sharon Raynor (52)	Director	2012	President, Life, Inc., Goldsboro, NC

W. Lyndo Tippett (70)	Director	2012	Former Secretary, State of North Carolina Department of Transportation; Partner, Tippett, Padrick, Bryan & Merritt (CPA’s).

Qualifications of Directors

A description of the specific experience, qualifications, attributes, or skills that led to the conclusion that each of the nominees and incumbent directors listed above should serve as a director of the Corporation is presented below.

Watson G. Caviness. Mr. Caviness was a founding director of New Century Bank South. He is President of Caviness & Cates Building and Development Company, President of Caviness Land Development, Inc. and owner of Caviness & Cates Communities, LLC, named one of the top 100 builders in the United States in 2008 by Builder Magazine. Mr. Caviness holds a Bachelor of Arts from the University of North Carolina at Wilmington.

J. Gary Ciccone. Mr. Ciccone has served as Chairman of the Board of Directors since April 2008 and was a founding director of New Century Bank South, serving as Chairman of the Board of that institution from inception until its merger with New Century Bank. Mr. Ciccone has completed the North Carolina Bank Directors’ College and Advanced Bank Directors’ College programs. As a partner with Nimocks, Ciccone & Townsend in Fayetteville, he has extensive experience in real estate development and commercial real estate brokerage. In addition, he holds a Bachelor of Science in Business Administration from the University of North Carolina at Chapel Hill and a law degree from the University of North Carolina School of Law, Chapel Hill, NC. Mr. Ciccone has prior experience as a bank director, serving on the board of directors and as secretary of New East Bank of Fayetteville, Fayetteville, NC. Mr. Ciccone also currently serves on the North Carolina Board of Transportation.

T. Dixon Dickens. Mr. Dickens was a founding member of New Century Bank South and has served as a member of the Corporation’s Board of Directors since 2008. He has completed North Carolina Bank Directors’ College. Mr. Dickens is President of Mercedes-Benz of Fayetteville. In addition, he holds a Bachelor of Arts in Economics from Wake Forest University, Winston-Salem, NC.

T.C. Godwin, Jr. Mr. Godwin was a founding director of New Century Bank and has served as a member of the Corporation’s Board of Directors since inception. Mr. Godwin also chairs the Compensation Committee. He has extensive business experience, serving as President of T-Mart Food Stores, Inc., Dunn, NC. He has completed North Carolina Bank Directors’ College. Mr. Godwin is also involved in various community activities, including service as Chairman of the Board for the Betsy Johnson Regional Hospital Foundation.

Oscar N. Harris. Mr. Harris was a founding director of New Century Bank and has served as a member of the Corporation’s Board of Directors since inception. He has completed North Carolina Bank Directors’ College and the Advanced Bank Directors’ College program. Mr. Harris is a Certified Public Accountant and is Senior Partner and President of Oscar Harris & Associates, P.A., Dunn, NC. His background provides valuable financial and accounting expertise to the Board of Directors and the Audit Committee, which Mr. Harris chairs. In addition to his accounting background, Mr. Harris is also involved in numerous real estate businesses and in state and local matters. He served as a North Carolina State Senator from 1999 to 2002 and currently serves a Mayor of the City of Dunn. He is a graduate of Edwards Military Academy, Salemburg, NC and holds a Bachelor of Science degree in Business Administration from Campbell University, Buies Creek, NC, where he currently serves on the Presidential Board of Advisors. Mr. Harris has extensive prior bank director experience, formerly serving on the Board of Directors of First Federal Savings Bank from 1987 to 1988 and as a director of Standard Bank & Trust from 1988 to 1996. Mr. Harris was awarded the Man of the Year in Dunn, NC in 1986 and again in 2006 and received the Boy Scouts of America Distinguished Service Award in 1997.

Gerald W. Hayes. Mr. Hayes was a founding director of New Century Bank and has served as a member of the Corporation’s Board of Directors since inception. He has completed North Carolina Bank Directors’ College. Mr. Hayes is a member of Hayes, Williams, Turner & Daughtry, P.A. and has practiced law in Harnett County for over 40 years, providing the board with excellent perspective on legal issues and the Harnett County market area in general. He holds a Bachelor of Arts degree from the

University of North Carolina at Chapel Hill and a law degree from Wake Forest University Law School, Winston-Salem, NC.

William L. Hedgepeth II. Mr Hedgepeth is the President and Chief Executive Officer of the Corporation and of New Century Bank. He previously served as Executive Vice President and Chief Operating Officer of the Corporation, New Century Bank and New Century Bank South. Mr. Hedgepeth has 27 years of experience in banking, previously serving as Senior Vice President and Fayetteville Area Executive for another well established North Carolina community bank. He has completed the North Carolina Bank Directors’ College and Advanced Bank Directors’ College programs. He holds a Bachelor of Arts degree from the University of North Carolina at Chapel Hill. Mr. Hedgepeth is a member of the Dunn Rotary Club and serves on the Boards of Directors of the North Carolina Bankers Association and the March of Dimes.

D. Ralph Huff, III. Mr. Huff was a founding director of New Century Bank South and has served as a director of the Corporation since 2008. Mr. Huff, who is Chief Executive Officer and Owner of H&H Homes and Co-Owner of Coldwell Banker, Huff & Pennink, Advantage Real Estate Company, Fayetteville, has extensive experience in the real estate and construction industries. He currently chairs the Building Committee. He has completed North Carolina Bank Directors’ College and holds a Bachelor of Arts degree in Business Administration from the University of North Carolina at Chapel Hill.

Tracy L. Johnson. Mr. Johnson was a founding director of New Century Bank. He has extensive experience in business management, serving as President of Ace Services, Inc., Dunn, NC, Vice President of Contech Services, and President of Universal Management Group. Mr. Johnson holds a Bachelor of Science in Biological & Agricultural Engineering from North Carolina State University.

John W McCauley. Mr. McCauley was a founding member of New Century Bank South and has served as a member of the Corporation’s Board of Directors since 2004. He currently chairs the Loan Committee. Mr. McCauley is Chief Executive Officer of Highland Paving Co., LLC and General Manager of McCauley-McDonald Investments and AOM Investments, LLC, Fayetteville, NC. He has completed North Carolina Bank Directors’ College and holds a Bachelor of Science in Economics from Davidson College, Davidson, NC and a law degree from the University of North Carolina School of Law, Chapel Hill, NC.

Carlie C. McLamb. Mr. McLamb was a founding member of New Century Bank and has served as a member of the Corporation’s Board of Directors since inception. He currently serves as Chairman of the Nominating Committee. He has completed the North Carolina Bank Directors’ College and Advanced Bank Directors’ College programs. As the founder and owner of Carlie C’s IGA, a retail grocery store chain with 13 stores, Mr. McLamb has valuable experience in business operations and organization. He also has extensive experience as a bank director, formerly serving as a director of Standard Bank & Trust Co, Dunn, NC and as a member of the Dunn advisory board of Triangle Bank. He currently serves on the Presidential Board of Advisors at Campbell University and received the Boy Scouts of America Distinguished Service Award in 1998.

Michael S. McLamb. Mr. McLamb was a founding director of New Century Bank and has served as a member of the Corporation’s Board of Directors since 2008. He currently chairs the Asset/Liability Management Committee. Mr. McLamb has completed North Carolina Bank Directors’ College. He is also a Certified Public Accountant and is the retired Treasurer of K&M Maintenance Services, Inc., a service contracting company based in Dunn, NC. Mr. McLamb has a Bachelors degree in Business Administration from Campbell University, Buies Creek, NC and currently serves on the Campbell University Presidential Board of Advisors and on various steering committees at Campbell University.

Raymond L. Mulkey, Jr. Mr. Mulkey is a founding director of New Century Bank and became a member of the Corporation’s board of directors in 2008. Mr. Mulkey is President of Ray Mulkey Insurance, Inc. and owns and operates numerous insurance and insurance premium financing companies, providing valuable insight on the insurance industry to the Board of Directors. He has completed North Carolina Bank Directors’ College and holds a Bachelor of Science in Business Administration from Campbell University, Buies Creek, NC. He also has prior experience as a bank director, formerly serving on the local advisory board of United Carolina Bank/BB&T.

Anthony E. Rand. Mr. Rand was a founding director of New Century Bank South and has served as a member of the Corporation’s Board of Directors since 2004. Mr. Rand served in the North Carolina Senate for 22 years and was the Senate Majority Leader in 1987-88 and from 2001-2009. He currently serves as Chairman of the North Carolina Post Release Supervision and Parole Commission. He has completed North Carolina Bank Directors’ College. Mr. Rand holds a Bachelor of Arts in Political Science from the University of North Carolina at Chapel Hill and a law degree from the University of North Carolina School of Law, Chapel Hill, NC. Mr. Rand is President of the law firm of Rand & Gregory, P.A., Fayetteville, NC and also serves on numerous boards and commissions including the Board of Directors and Treasurer, General Alumni Association of the University of North Carolina. Mr. Rand has prior experience as a bank director, formerly serving on the board of State Bank, Fayetteville, NC and on the local advisory board for First-Citizens Bank.

Sharon L. Raynor. Ms. Raynor has served as a director of New Century Bank since 2005 and as a member of the Corporation’s Board of Directors since 2009. She is President of LIFE, Inc., a provider of intermediate care facilities for the mentally handicapped and contract services to area mental health agencies throughout eastern North Carolina. Ms. Raynor is very involved in the Bank’s local community, serving as a member of the Betsy Johnson Foundation & Friends of the Foundation Fighting Cancer Fundraising committee, the Lucknow Garden Club, the Dunn schools advisory board and the advisory board for Harnett County schools. She worked in the public schools for seven years as a special education teacher. She is a member of the American Association on Intellectual and Developmental Disabilities, having been appointed by former Governor James B. Hunt. Ms. Raynor holds a Bachelor of Science in Special Education from East Carolina University, Greenville, NC.

James H. Smith. Mr. Smith was a founding director of New Century Bank South and has served as a member of the Corporation’s Board of Directors since 2008. He is a Partner in Southeastern Insurance Services and Highland Development Partners, LLC, Fayetteville, NC and has over 20 years of experience in the insurance business. Mr. Smith has completed North Carolina Bank Directors’ College and the Advanced Bank Directors’ College program. He holds a Bachelor of Arts from the University of South Carolina, Columbia, SC.

C.L. (Bozie) Tart. Mr. Tart was a founding director of New Century Bank and served as Chairman of the Corporation’s Board of Directors from 2000 to 2007. He currently serves as Vice Chairman of the

Board. Mr. Tart has completed North Carolina Bank Directors’ College. As President and Chief Executive Officer of Tart & Tart, Inc., Dunn, NC, Mr. Tart has deep experience in various local real estate and business matters. In addition, he holds a Bachelor of Arts degree in Industrial Relations with a Minor in Business from the University of North Carolina at Chapel Hill. Mr. Tart has extensive prior experience as a financial institution director, previously serving as a director of United Carolina Bank, Whiteville, NC and as a member of the United Carolina Bank/BB&T local advisory board of directors.

Ann H. Thornton. Ms. Thornton has served as a director of New Century Bank since 2002 and as a member of the Corporation’s Board of Directors since 2009. She is President of Thornton Ventures, Clinton, NC and the owner of Brightleaf Warehouse, Clinton, NC. Ms. Thornton is very involved in her local community, formerly serving as President of the Clinton-Sampson Chamber of Commerce and President of the Clinton-Sampson leadership development committee. She also serves as President of the Clinton Committee of 100, President of the Clinton Rotary Club and formerly served as President of the Sampson Community College Foundation Board. In addition, she serves on the Sampson County Agri-Exposition advisory board, the Sampson Regional Hospital foundation board, the North Carolina Museum of History Board of Directors, Raleigh, NC and the Coharie Country Club board of directors, Clinton, NC. She is a former schoolteacher. Ms. Thornton has completed North Carolina Bank Directors’ College. She holds a Bachelor of Arts from Wake Forest University, Winston-Salem, NC and is a Trustee of Methodist University, Fayetteville, NC.

W. Lyndo Tippett. Mr. Tippet was a founding director of New Century Bank South and has served as a member of the Corporation’s Board of Directors since 2008. He has been a partner in the accounting firm of Tippett Padrick Bryan and Merritt, CPAs, Fayetteville, NC since 1976 and is a member of the AICPA and the NCACPA. He served as Secretary of Transportation for the State of North Carolina from 2001 through 2009, and served as a member of the North Carolina Board of Transportation for eight years prior to becoming Secretary. He currently serves as a Director of the North Carolina State Health Plan of Teachers and State Employees. He was Chief Executive Officer of Bybon, Inc., a manufacturing, retail and real estate concern, from 1970 through 1976. He previously served as a staff accountant with Ernst & Young. Mr. Tippett holds a Bachelor of Science in Accounting from Barton College. He also has prior experience as a bank director, serving on the board of State Bank, Fayetteville, NC and on the local advisory board for First-Citizens Bank.

Director Independence

With the exception of Mr. Hedgepeth, each member of the Corporation’s Board of Directors is “independent” as defined by NASDAQ listing standards and the regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). In making this determination the Board considered certain insider transactions with directors for the provision of goods or services to the Corporation and its subsidiary bank. All such transactions were conducted at arm’s length upon terms no less favorable than those that would be available from an independent third party. Specific transactions considered by the Board of Directors included certain legal services rendered to New Century Bank by Hayes, Williams, Turner & Daughtry, P.A., Attorneys at Law, a related interest of Gerald W. Hayes, certain business transactions with Southeast Insurance Services, a related interest of Raymond L. Mulkey, Jr. and James H. Smith, and certain business transactions with Ray Mulkey Insurance Agency, Inc., a related interest of Raymond L. Mulkey, Jr.

Director Relationships

With the exception of Messrs. Rand and Tippett, who are directors of Law Enforcement Associates Corporation, and Mr. Harris, who is a director of East Coast Ethanol, LLC, no director of the Corporation is a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

There are no family relationships among directors, nominees or executive officers of the Corporation.

Meetings and Committees of the Board of Directors

The Corporation’s Board of Directors held twelve meetings during 2009. Each director attended 75% or more of all board meetings and the meetings of any committee(s) of which he was a member. It is the policy of the Corporation that directors attend each annual meeting of shareholders. All members of the Corporation’s Board of Directors attended the 2009 Annual Meeting of Shareholders. The Corporation’s Board has several standing committees including an Audit/Compliance Committee, a Nominating Committee and a Compensation Committee.

Audit/Compliance Committee. The members of the Audit/Compliance Committee during 2009 were J. Gary Ciccone, T. C. Godwin, Oscar N. Harris, John McCauley, Sharon L. Raynor and C. L. Tart, Jr. The members of the committee are “independent” as defined by NASDAQ listing standards and the regulations promulgated under the Securities Exchange Act of 1934. The Audit/Compliance Committee met twelve times during 2009. The Board of Directors has adopted a written Audit Committee Charter, which is available under the Corporate Governance link in the Investor Relations section of our website, www.newcenturybanknc.com. The report of the Audit/Compliance Committee is included on page 26 of this proxy statement.

Each of the Audit/Compliance Committee members is “independent” and “financially literate” as defined by NASDAQ listing standards and applicable SEC rules and regulations. The Board of Directors has determined that Oscar N. Harris, a member of the Audit/Compliance Committee, meets the requirements adopted by the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the registrant’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

Nominating Committee. The duties of the Nominating Committee are: (i) to assist the Board of Directors, on an annual basis, by identifying individuals qualified to become board members, and to recommend to the board the director nominees for the next meeting of shareholders at which directors are to be elected; and (ii) to assist the Board of Directors by identifying individuals qualified to become board members, in the event a vacancy on the board exists and that such vacancy should be filled.

The members of the Nominating Committee during 2009 were J. Gary Ciccone, T. Dixon Dickens, Gerald W. Hayes, Carlie C. McLamb, Anthony Rand, James H. Smith and C. L. Tart, Jr. each of whom is “independent” as defined by NASDAQ listing standards and applicable SEC rules and regulations. The nominating committee met three times in 2009. The Bylaws of the Corporation state that candidates may be nominated for election to the Board of Directors by the Nominating Committee or by any shareholder of the Corporation’s common stock. It is the policy of the Nominating Committee to consider all shareholder nominations. Shareholder nominations must be submitted to the Nominating Committee in writing on or before September 30th of the year preceding the annual meeting at which the nominee would stand for election to the Board of Directors and must be accompanied by each nominee’s written consent to serve as a director of the Corporation if elected. The Bylaws of the Corporation require that all nominees for director, including shareholder nominees, have business, economic or residential ties to the Corporation’s market area. In evaluating nominees for director, the Nominating Committee values community involvement and experience in finance or banking including prior service as an officer or director of an entity engaged in the financial services business, although such experience is not a prerequisite for nomination. Although there is not currently a formal policy requiring that the Nominating Committee consider diversity in its identification of nominees to the Board of Directors, the committee values diversity, including diversity of background, experience and expertise. The Nominating Committee has adopted a formal written charter which is reviewed annually for adequacy and which is available under the Corporate Governance link in the Investor Relations section of our website, www. newcenturybanknc.com. Each of the nominees for election to the board of directors included in this proxy statement were nominated by the Nominating Committee.

Compensation Committee. The members of the Compensation Committee are J. Gary Ciccone, T. C. Godwin, Oscar N. Harris, Michael McLamb, Anthony E. Rand, James H. Smith, Ann H. Thornton and W. Lyndo Tippett. The Compensation Committee meets on an as needed basis to review the salaries and compensation programs required to attract and retain the Corporation’s executive officers. The Compensation Committee met four times in 2009. The Committee approves the compensation of the President and Chief Executive Officer. The compensation of “reporting officers” to the President including the Chief Financial Officer, Chief Banking Officer, Chief Credit Officer, and Chief Deposit Operations Officer is determined by the President and Chief Executive Officer based on such officer’s experience, managerial effectiveness, contribution to the Corporation’s overall profitability, maintenance of regulatory compliance standards and professional leadership. The Committee compares the compensation of the Corporation’s executive officers with compensation paid to executives of similarly situated bank holding companies, other businesses in the Corporation’s market area and appropriate state and national salary data. The Committee is not bound by recommendations made by the President and Chief Executive Officer. Furthermore, the President and Chief Executive Officer does not have any input into his own compensation. The Compensation Committee engages third party compensation consultants on occasion to assist in determining executive pay or additional benefits, but does not delegate its duties. The Board of Directors has adopted a written Compensation Committee Charter, which is available under the Corporate Governance link in the Investor Relations section of the Corporation’s website, www.newcenturybanknc.com.

Indebtedness of and Transactions with Management

The Corporation’s bank subsidiary, New Century Bank, has had, and expects to have in the future, banking and other transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and associates. All such transactions are made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing for comparable transactions with unaffiliated persons, and will not involve more than the normal risk of collection or present other unfavorable features. Loans made by New Century Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the management of the Corporation and the Bank, Regulation O has been complied with in its entirety.

Director Compensation

Board Fees. Each director receives a fee of $500 for each meeting of the Corporation’s Board of Directors attended, with the exception of the chairman, who receives $700 for each meeting of the Corporation’s Board of Directors attended. Members of all other committees of the Board of Directors receive $300 for each committee meeting attended, with the exception of committee chairmen, who receive $400 per committee meeting attended. In addition, all members of the Board of Directors receive a monthly retainer of $333, with the exception of Mr. Hedgepeth.

The Corporation has instituted a Directors’ Deferral Plan whereby individual directors may elect annually to defer receipt of all or a designated portion of their fees for the coming year. Directors’ fees deferred under the plan are used to purchase shares of the Corporation’s common stock by the administrator of the Deferral

Plan, with such deferred compensation disbursed in the future as specified by the director at the time of his or her deferral election.

2000 Nonstatutory Stock Option Plan. The shareholders of New Century Bank ratified the 2000 Nonstatutory Stock Option Plan at the 2000 Annual Meeting. In connection with the reorganization of New Century Bank into the holding company form of organization, which resulted in the creation of the Corporation in 2003, the 2000 Nonstatutory Option Plan was adopted by the Corporation and options under that plan were converted into options to purchase shares of the Corporation’s common stock. At the 2004 Annual Meeting, the shareholders of the Corporation approved an amendment to the 2000 Nonstatutory Stock Option Plan that increased the number of shares of the Corporation’s common stock available for issuance under the Plan. Under the terms of the Plan, options on a total of 478,668 shares (as adjusted for stock dividends) of the Corporation’s common stock are currently available for issuance to members of the Corporation’s Board of Directors and the board of any subsidiary of the Corporation.

The following table presents a summary of all compensation paid by the Corporation to its directors for their service as such during the year ended December 31, 2009.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
J. Gary Ciccone	$24,700	—	—	—	$24,700

T. Dixon Dickens	14,100	—	—	—	14,100

T.C. Godwin, Jr.	14,100	—	—	—	14,100

Oscar N. Harris	15,400	—	—	—	15,400

Gerald W. Hayes	10,600	—	—	—	10,600

William L. Hedgepeth II	6,000	—	—	—	6,000

D. Ralph Huff, III	12,100	—	—	—	12,100

Tracy L. Johnson	9,666	—	—	—	9,666

John W. McCauley	18,400	—	—	—	18,400

Carlie C. McLamb	11,300	—	—	—	11,300

Michael S. McLamb	13,700	—	—	—	13,700

Raymond L. Mulkey, Jr.	14,800	—	—	—	14,800

Anthony E. Rand	11,200	—	—	—	11,200

Sharon Raynor	8,766	—	—	—	8,766

James H. Smith	16,600	—	—	—	16,600

C. L. Tart, Jr.	19,300	—	—	—	19,300

Sidney E. Thompson	5,666	—	—	—	5,666

Ann H. Thornton	7,266	—	—	—	7,266

W. Lyndo Tippett	12,100	—	—	—	12,100

Executive Officers

The following table sets forth certain information regarding the Corporation’s executive officers.

NAME	AGE	POSITION	BUSINESS EXPERIENCE

William L. Hedgepeth, II	48	President and Chief Executive Officer of the Corporation and New Century Bank	President and Chief Executive Officer, New Century Bancorp, Inc. and New Century Bank, 2008-Present; Executive Vice President and Chief Operating Officer, New Century Bancorp, Inc. and New Century Bank; President and Chief Executive Officer, New Century Bank South, 2004-2008; Senior Vice President and Area Executive for First South Bank, Fayetteville, NC, 2001-2004.

Lisa F. Campbell	42	Executive Vice President, Chief Operating Officer, and Chief Financial Officer of the Corporation and New Century Bank	Executive Vice President and Chief Financial Officer, New Century Bancorp, Inc., New Century Bank, 2000-Present; Senior Vice President and Controller, Triangle Bancorp, Inc., Raleigh, NC, 1997-2000; Assurance Senior Manager, KPMG LLP, Raleigh, NC, 1993-1997.

Kevin S. Bunn	48	Executive Vice President and Chief Banking Officer of the Corporation and New Century Bank	Executive Vice President and Chief Banking Officer, New Century Bancorp, Inc. and New Century Bank, 2008-Present; Chief Lending Officer, New Century Bank South, 2003–2007; Senior Vice President, Wachovia Bank, N.A., 1985-2003.

J. Daniel Fisher	60	Executive Vice President and Chief Credit Officer of the Corporation and New Century Bank	Senior Executive Vice President and Chief Credit Officer, Gateway Bank & Trust Co., 2004-2007; Special Loans Group Manager, RBC Centura; Regional Credit Administrator, Centura Bank, 1994-1998; Executive Vice President, Mid-South Bank; 1990-1994.

Joan I. Patterson	63	Executive Vice President and Chief Deposit Operations Officer of the Corporation and New Century Bank	Executive Vice President and Chief Deposit Operations Officer, New Century Bancorp, Inc. and New Century Bank, 2000-Present; Branch Manager, BB&T (previously UCB), Dunn, NC, 1973-2000.

EXECUTIVE COMPENSATION

The following Summary Compensation Table shows all cash and non-cash compensation paid to or received or deferred by William L Hedgepeth, II, Lisa F. Campbell, Kevin S. Bunn, J. Daniel Fisher and Joan I. Patterson (the “Named Executive Officers”) for services rendered in all capacities during the fiscal years ended December 31, 2009 and 2008. Compensation paid to the Named Executive Officers consisted of cash salary, non-equity incentive plan compensation paid in cash, equity compensation in the form of incentive stock option awards, 401(k) matching contributions, insurance premiums paid on behalf of each of the Named Executive Officers and certain perquisites. The following table summarizes the dollar amounts of each element of compensation and for incentive stock options, the grant date fair value computed in accordance with FASB ASC Topic 718.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation(3)		Total
William L. Hedgepeth, II President and Chief Executive Officer	2009 2008	$231,000 231,000	$500 1,000	$	— 57,838	— —	— —	$53,683 28,662	(4) (4)	$285,183 318,500

Lisa F. Campbell Executive Vice President, Chief Financial Officer, and Chief Operating Officer	2009 2008	$169,400 169,400	$500 1,000	$	— 19,097	— —	— —	$32,204 24,637		$202,104 214,134

Kevin S. Bunn Executive Vice President and Chief Banking Officer	2009 2008	$145,517 145,517	$500 1,000	$	— 27,476	— —	— —	$20,104 28,399		$166,121 202,392

J. Daniel Fisher Executive Vice President and Chief Credit Officer	2009 2008	$185,000 185,000	$500 26,000	$	— 8,761	— —	— —	$27,339 82,220	(5)	$212,839 301,981

Joan I. Patterson Executive Vice President and Chief Deposit Operations Officer	2009 2008	$121,275 121,275	$500 1,000	$	— 10,821	— —	— —	$17,189 14,344		$138,964 147,440

(1)	Consists of Christmas bonuses and, with respect to Mr. Fisher, a $25,000 signing bonus paid in connection with his assumption of duties and employment as the Corporation’s Chief Credit Officer in 2008.
(2)	Calculated in accordance with FASB ASC Topic 718 and represents the fair value of stock options awarded based on the market price of the Corporation’s common stock on the date of grant of such award; the values do not represent actual cash compensation earned. The assumptions used in estimating the fair value of stock options are set forth in Note O to the Corporation’s audited consolidated financial statements at December 31, 2009.
(3)	Includes 401(k) matching contributions and the dollar value of insurance premiums paid on behalf of the named officers for group term life, health, dental and disability insurance. Also includes an automobile allowance and country club dues paid to, or on behalf of, the named executives.
(4)	Includes fees earned in connection with Mr. Hedgepeth’s service as a member of the Corporation’s Board of Directors
(5)	Includes relocation fees and expenses paid by the Corporation in connection with Mr. Fisher’s relocation.

2000 Incentive Stock Option Plan. At the 2000 Annual Meeting, the shareholders approved the adoption of the New Century Bank 2000 Incentive Stock Option Plan.

The 2000 Incentive Stock Option Plan was adopted by the Board of Directors of the Corporation in connection with the reorganization of New Century Bank into the holding company form of organization. Upon adoption of the 2000 Incentive Stock Option Plan by the Corporation, all outstanding options to purchase shares of New Century Bank were converted into options to purchase shares of the Corporation’s common stock. At the 2004 Annual Meeting, the shareholders approved an amendment to the 2000 Incentive Stock Option Plan that increased the number of shares of the Corporation’s common stock available for issuance under the Plan. The 2000 Incentive Stock Option Plan currently provides for the issuance of up to 357,268 shares of the Corporation’s common stock upon the exercise of stock options.

2004 Incentive Stock Option Plan. At the 2004 Annual Meeting, the shareholders approved the adoption of the New Century Bancorp, Inc. 2004 Incentive Stock Option Plan. The 2004 Incentive Stock Option Plan currently provides for the issuance of up to 111,707 shares of the Corporation’s common stock to officers and employees of the Corporation and its subsidiaries upon the exercise of stock options.

The following table sets forth information regarding vested and unvested incentive stock options outstanding as of December 31, 2009. All of the Corporation’s outstanding stock options have been granted at 100% of fair market value on the date of grant. The number of shares underlying the stock options, and the exercise prices associated with each option grant, have been adjusted for a 20% stock dividend in December 2006, a 50% stock dividend in July 2005 and three separate 10% stock dividends in June 2004, September 2003 and May 2002, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	No. of Securities Underlying Unexercised Options Exercisable	No. of Securities Underlying Unexercised Options Unexerciseable	Equity Incentive Plan Awards; No. of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards; No. of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

William L. Hedgepeth, II	30 3,333 4,000 13,200 5,400 29,520	120 6,667 6,000 -0- -0- -0-	— — — — — —	$5.75 7.73 14.15 16.22 10.69 7.07	Oct. 22, 2018 May 22, 2018 June 7, 2017 Aug. 3, 2016 Jan. 19, 2015 June 9, 2014	— — — — — —	— — — — — —	— — — — — —	— — — — — —

Lisa F. Campbell	30 600 2,000 3,600 11,979	120 2,400 3,000 2,400 -0-	— — — — —	5.75 7.94 15.81 16.22 4.59	Oct. 22, 2018 June 18, 2018 Feb. 6, 2017 Aug. 3, 2016 July 25, 2010	— — — — —	— — — — —	— — — — —	— — — — —

Kevin S. Bunn	30 300 4,800 1,350 19,800	120 1,200 -0- -0- -0-	— — — — —	5.75 7.94 16.22 13.44 7.07	Oct. 22, 2018 June 18, 2018 Aug. 3, 2016 July 13, 2015 June 9, 2014	— — — — —	— — — — —	— — — — —	— — — — —

J. Daniel Fisher	30 2,000 2,800	120 1,000 4,200	— — —	5.75 8.39 8.39	Oct. 22, 2018 Jan. 16, 2018 Jan. 16, 2018	— —	— —	— —	— —

Joan I. Patterson	30 300 3,600 7,174	120 1,200 2,400 -0-	— — — —	5.75 7.94 16.22 4.59	Oct. 22, 2018 June 18, 2018 Aug. 3, 2016 July 25, 2010	— — — —	— — — —	— — — —	— — — —

The Corporation and New Century Bank have entered into employment agreements with each of William L. Hedgepeth, II, Lisa F. Campbell, Kevin S. Bunn, J. Daniel Fisher, and Joan I. Patterson. The agreements establish the scope, terms, and conditions of each employee’s employment by the Corporation and New Century Bank. The following discussion summarizes the employment agreements and is qualified in its entirety by reference to the employment agreements.

Employment Agreement with William L. Hedgepeth, II

The Corporation has entered into an employment agreement with William L. Hedgepeth, II as its President and Chief Executive Officer. The employment agreement establishes Mr. Hedgepeth’s duties and compensation and provides for his continued employment with the Corporation.

Term. Mr. Hedgepeth’s employment agreement provides for an initial term of three (3) years with renewal on each anniversary thereafter for an additional one-year term unless there is an affirmative decision not to renew the contract by the Board of Directors or by Mr. Hedgepeth.

Base Salary and Benefits. The agreement provides Mr. Hedgepeth with an annual salary of $231,000, with guaranteed salary increases of 5% on the first and second anniversaries of the agreement’s original effective date. Mr. Hedgepeth is also entitled to receive cash bonuses on an annual basis as determined by the Board of Directors or the Compensation Committee. The agreement also provides for Mr. Hedgepeth’s participation in any and all retirement and employee benefit plans maintained by the Corporation on behalf of its employees, as well as fringe benefits normally associated with Mr. Hedgepeth’s position with the Corporation or made available to all other employees.

Change in Control Benefits. The employment agreement provides that if an “adverse change” occurs within 12 months of a “change in control” of the Corporation and either (1) the Corporation terminates Mr. Hedgepeth’s employment other than for “cause,” disability, or death, or (2) Mr. Hedgepeth terminates his employment with the Corporation, he will be entitled to receive a payment equal to 299% of his “base amount,” as that term is defined in the Internal Revenue Code of 1986, as amended.

An “adverse change” will be deemed to have occurred if (i) Mr. Hedgepeth is assigned duties and/or responsibilities that are inconsistent with his position, duties, or status at the time of the change in control or with his reporting responsibilities or titles with the Corporation in effect at the time of the change in control; (ii) Mr. Hedgepeth’s annual base salary is reduced below the amount in effect as of the change in control; (iii) Mr. Hedgepeth’s life insurance, major medical insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Corporation to the executive as of the effective date of the change in control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Corporation who participated in such benefits prior to such change in control; or (iv) Mr. Hedgepeth is transferred to a location more than twenty (20) miles from Dunn, North Carolina, or Fayetteville, North Carolina, without his express written consent.

For purposes of Mr. Hedgepeth’s employment agreement, a “change in control” will be deemed to have occurred upon (1) any person directly or indirectly acquiring beneficial ownership of voting stock, or acquiring irrevocable proxies or any combination of voting stock and irrevocable proxies representing 25% or more of any class of voting securities of the Corporation, or acquiring control of the election of a majority of the directors of the Corporation in any manner; (2) the consolidation or merger of the Corporation with or into another corporation, association, or entity, or any other reorganization, in which the Corporation is not the surviving corporation, or (3) the sale, transfer, or acquisition of all or substantially all of the assets of the Corporation by any other corporation, association, or other person, entity, or group.

Lisa F. Campbell and Kevin S. Bunn

New Century Bank has also entered into employment agreements with Lisa F. Campbell and Kevin S. Bunn.

Term. The initial term of Ms. Campbell’s employment agreement is three years. The term of Ms. Campbell’s employment agreement automatically extends for an additional year on each anniversary of the effective date, unless written notice of termination is received prior to renewal. The initial term of Mr. Bunn’s employment agreement is two years. The term of Mr. Bunn’s employment agreement automatically extends for an additional two years on the anniversary of the effective date, unless written notice of termination is given prior to renewal.

Benefits. Each of the officers’ employment agreements also entitles them to certain fringe benefits normally associated with individuals serving in their capacities with a community bank.

Change in Control Benefits. Each officer’s employment agreement provides that if a “termination event” occurs within a certain period of time following a “change in control,” such officer will be entitled to terminate the employment agreement and receive a lump sum payment equal to 150% of such officer’s “base amount” of compensation. The termination event must occur within six months of the change in control in the case of Mr. Bunn’s employment agreement, and within twelve months of the change in control in the case of Ms. Campbell’s employment agreement.

A “termination event” will be deemed to have occurred if (i) the executive is assigned duties and/or responsibilities that are inconsistent with his or her position, duties, or status at the time of the change in control or with his reporting responsibilities or titles with the Corporation in effect at the time of the change in control; (ii) the executive’s annual base salary is reduced below the amount in effect as of the change in control; (iii) the executive’s life insurance, major medical insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Corporation to the executive as of the effective date of the change in control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Corporation who participated in such benefits prior to such change in control; or (iv) the executive is transferred to a location outside Fayetteville, North Carolina, in the case of Mr. Bunn and Dunn, North Carolina in the case of Ms. Campbell; without the executive’s express written consent.

J. Daniel Fisher

As of January 14, 2008, the Corporation and New Century Bank entered into an employment agreement with J. Daniel Fisher, Executive Vice President and Chief Credit Officer of the Corporation and New Century Bank.

Base Salary. The agreement provides for a base salary of $185,000 per year, to be reviewed at least annually by the board of directors of New Century Bank. Mr. Fisher’s base salary may only be decreased if he is demoted for “cause” or if he voluntarily accepts a position with New Century Bank that involves a material reduction in his duties or responsibilities. If a “change in control” of New Century Bank occurs, then Mr. Fisher’s base salary must be increased by at least 6% per year during the term of the employment agreement. The agreement also entitled Mr. Fisher to receive a one-time bonus payment of $25,000 payable on or before January 31, 2008.

Benefits. Mr. Fisher is entitled to participate in any and all employee benefit programs and compensation plans that are available to all employees of the Bank. In addition, the Bank has agreed to provide Mr. Fisher with the following benefits:

•	Five weeks of paid vacation leave per year and ten days of paid sick leave per year (in addition to federal banking holidays, which are paid holidays)

•	Reimbursement for relocation expenses

•	Reimbursement for reasonable expenses incurred in the performance of his duties under the employment agreement

•	Payment of expenses associated with membership in one country club, including initiation fees and monthly dues not to exceed $7,500 per year

•	Major medical insurance

•	Life insurance coverage in an amount equal to at least twice Mr. Fisher’s annual base salary

•	Stock options

•	Participation in incentive and bonus compensation plans

•	Participation in all savings, pension and retirement plans (including the Bank’s 401(k) savings plan)

•	A car allowance of $1,000 per month

Term. The initial term of Mr. Fisher’s employment agreement is three years. The term is automatically extended for an additional year on each anniversary of the execution of the agreement unless written notice is received by Mr. Fisher or the Bank ninety days prior to the anniversary of the execution of the Agreement.

Change in Control Benefits. Mr. Fisher is also entitled to certain benefits in the event of a change in control of the Bank. A change in control means any of the following events:

•

The acquisition by any “person” (as such term is defined in section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, of beneficial ownership of voting stock representing 25% or more of any class of voting securities of the Bank, or the acquisition of control of the election of a majority of the directors of the Bank

•	The consolidation or merger of the Bank with or into another entity where the Bank is not the surviving corporation

•	The sale or transfer of all or substantially all of the assets of the Bank to another entity

If the Bank terminates Mr. Fisher’s employment other than for cause or disability or Mr. Fisher terminates his employment following a “termination event,” in either case within one year after a change in control, then Mr. Fisher will be entitled to receive a lump sum cash payment equal to 299% of Mr. Fisher’s “base amount,” as that term is defined in the Internal Revenue Code.

A “termination event” includes any of the following events:

•	If Mr. Fisher is assigned duties and/or responsibilities that are inconsistent with his position, duties, responsibilities, or status at the time of the change in control

•	If Mr. Fisher’s annual base salary is reduced below the amount in effect as of the effective date of the change in control

•	If Mr. Fisher’s insurance or other plans and benefits are reduced or eliminated (unless such reduction or elimination applies proportionately to all salaried employees)

•	If Mr. Fisher is transferred to a location outside of Cumberland County, North Carolina, and Harnett County, North Carolina, without his express written consent.

Joan I. Patterson

As of May 24, 2001, the Bank entered into an employment agreement with Joan I. Patterson, executive vice president and chief deposit operations officer of the Corporation and New Century Bank.

Base Salary. The agreement provides for a base salary of $121,275 per year, to be reviewed at least annually by the board of directors. If a “change in control” occurs, then Ms. Patterson’s base salary must be increased by at least 6% per year during the term of the employment agreement.

Benefits. Ms. Patterson is entitled to participate in any and all employee benefit programs and compensation plans that are available to all employees of the Bank. In addition, the Bank has agreed to provide Ms. Patterson with the following benefits:

•	Three weeks of paid vacation leave

•	Payment of certain club dues

•	Stock options

The initial term of Ms. Patterson’s employment agreement is three years. The term is automatically extended for an additional year at the end of each year of the agreement unless written notice is received by Ms. Patterson or the Bank thirty days prior to such date.

Change in Control Benefits. Ms. Patterson is also entitled to certain benefits in the event of a change in control of the Bank. A change in control means any of the following events:

•

The acquisition by any “person” (as such term is defined in section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, of beneficial ownership of voting stock representing 25% or more of any class of voting securities of the Bank, or the acquisition of control of the election of a majority of the directors of the Bank

•	The consolidation or merger of the Bank with or into another entity where the Bank is not the surviving corporation

•	The sale or transfer of all or substantially all of the assets of the Bank to another entity

In the event of a change in control, Ms. Patterson is entitled to terminate her employment agreement if a “termination event” occurs within one year of the change in control. In that case, Ms. Patterson would be entitled to receive all amounts due and owing to the end of the term of the agreement as well as an amount equal to 150% of her “base amount,” as that term is defined in the Internal Revenue Code.

A “termination event” includes any of the following events:

•	If Ms. Patterson is assigned duties and/or responsibilities that are inconsistent with her position, duties, responsibilities, or status at the time of the change in control

•	If Ms. Patterson’s annual base salary is reduced below the amount in effect as of the effective date of the change in control

•	If Ms. Patterson’s insurance or other plans and benefits are reduced or eliminated (unless such reduction or elimination applies proportionately to all salaried employees)

•	If Ms. Patterson is transferred to a location outside of Harnett County, North Carolina, without her express written consent.

401(k) Plan. The Corporation has adopted a tax-qualified savings plan for employees. The 401(k) Plan covers all employees beginning the first day of their first full month of service. Employees may contribute up to 15% of their compensation, subject to the maximum allowed by law. The Corporation matches up to 100% of up to 6% of compensation contributed by participants beginning on January 1, 2006. Matching contributions vest at a rate of 25% per year following the participant’s first year of service.

PROPOSAL 2: APPROVAL OF 2010 OMNIBUS STOCK OWNERSHIP AND

LONG TERM INCENTIVE PLAN

On February 23, 2010, the Board of Directors approved the implementation of the New Century Bancorp, Inc. 2010 Omnibus Stock Ownership and Long Term Incentive Plan (the “Omnibus Plan”), subject to shareholder approval. The Omnibus Plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock, long-term incentive compensation units and stock appreciation rights. Officers and other full-time employees of the Corporation and the Bank, including executive officers and directors, are eligible to receive awards under the Omnibus Plan, however, no projections have been made as to specific award terms or recipients.

An aggregate of 250,000 shares of the Corporation’s common stock, subject to adjustment in certain circumstances, have been reserved for issuance under the terms of the Omnibus Plan. As of March 26, 2010, the Corporation had outstanding stock options covering 525,327 shares of common stock, or approximately 7.68% of the Corporation’s shares of common stock issued and outstanding. The Corporation believes that the Omnibus Plan pool of 250,000 shares of common stock, which represents approximately 3.66% of the Corporation’s issued and outstanding shares of common stock, will provide an adequate reserve for equity-based compensation for the foreseeable future, while not unduly diluting the interests of shareholders.

The purposes of the Omnibus Plan are to enhance shareholder value by providing a non-cash performance incentive for key employees and directors of the Corporation, to encourage the continued employment of current employees, to align the interests of current employees with those of shareholders and to assist the Corporation in the recruitment of new key employees and directors by facilitating their ownership of the Corporation’s common stock. The Omnibus plan is administered by the Compensation Committee of the Board of Directors. Each grant under the Omnibus Plan will be evidenced by a written agreement between the Corporation and the employee or director receiving the award.

Options

The Corporation will receive no monetary consideration for the granting of an option. The consideration, if any, that the Corporation receives from the granting of such stock options is the further dedication of its employees and directors in the performance of their responsibilities, duties and functions on behalf of the Corporation. Upon the exercise of options, the Corporation will receive payment in the form of cash, shares of the common stock of the Corporation or both from the optionee in exchange for shares issued.

Incentive Stock Option Grants

Options may be granted under the Omnibus Plan with the intention to qualify them as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code (“ISOs” and each an “ISO”). Under the Internal Revenue Code, ISOs may only be granted to eligible employees of the Corporation and its subsidiaries and afford favorable tax treatment to recipients upon compliance with certain restrictions but do not result in tax deductions to the Corporation.

Employees of the Corporation will be eligible to receive an ISO grant under the Omnibus Plan at no cost to them other than the option exercise price. The exercise price for options granted pursuant to the Omnibus Plan may not be less than 100% of the fair market value of the Corporation’s common stock on the date of grant. No ISO will be exercisable more than ten years after the date of its grant. In the case of an employee who owns more than 10% of the shares of the common stock of the Corporation at the time the ISO is granted, the option price may not be less than 110% of the fair market value of the

Corporation’s common stock on the date of grant, and the ISO shall not be exercisable for more than five years from the date of its grant. There are no such employees at this time. The optionee cannot transfer or assign any option other than by will or in accordance with the laws of descent and distribution. In the event that a participant ceases to serve as an employee of the Corporation or its subsidiary due to retirement, an exercisable ISO will continue to be exercisable for three months but in no event after ten years from the original date of its grant. In the event of the disability, or in the event of the death, of an optionee during such service or within three months following retirement, an exercisable ISO will continue to be exercisable for 12 months from the date of disability or death to the extent it was exercisable by the optionee immediately prior to disability or death. The Compensation Committee shall, in its discretion, fix the vesting schedule of the ISOs for each employee.

Subject to alternative minimum tax rules under the Internal Revenue Code, a recipient of an ISO grant will not be taxed upon either the grant of the ISO or on the date he or she exercises the ISO. Unless subject to the alternative minimum tax, a recipient will be taxed only upon the sale of the stock underlying the ISO and will be taxed on the difference between the option price and the sales price of the stock. The taxable amount will be treated as capital gain. In order to receive this favorable tax treatment, optionees may not exercise such options until the expiration of a one-year waiting period from the date of the grant and may not dispose of any shares acquired pursuant to the exercise of stock options for two years from the date of the grant. If the federal tax requirements are satisfied, the Corporation will receive no corresponding deduction for any portion of the ISO.

Non-Statutory Stock Option Grants

Options may be granted under the Omnibus Plan that do not qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code and do not afford favorable tax treatment to recipients (“NSSOs” and each an “NSSO”). Directors and employees of the Corporation and its subsidiaries are eligible to receive NSSO grants under the Omnibus Plan. NSSO grants under the Omnibus Plan may result in tax deductions to the Corporation.

Directors and employees of the Corporation will be eligible to receive NSSO grants under the Omnibus Plan at no cost to them other than the option exercise price. The options must be exercised within ten years from the date of grant. In the event a participant ceases to serve as a director or employee of the Corporation for any reason other than cause, as defined in the Omnibus Plan, an exercisable NSSO will continue to be exercisable upon the terms and conditions contained in the grant. Termination for cause will terminate the NSSO. In the event of the death of a participant during his or her service with the Corporation or its subsidiary, an exercisable NSSO will continue to be exercisable for 12 months from the date of death to the extent it was exercisable by the participant immediately prior to death.

A recipient of an NSSO grant under the Omnibus Plan will not be taxed upon the grant of the option. Upon the date he or she exercises the NSSO, the recipient will have taxable ordinary income on the difference between the option price and the fair market value of the stock on the date of exercise. The Corporation will receive a tax deduction for any amount recognized by the recipient as ordinary income.

Restricted Stock Grants

Restricted stock may be granted under the Omnibus Plan to directors and employees of the Corporation. Restricted stock grants under the Omnibus Plan do result in tax deductions to the Corporation. Directors and employees of the Corporation will be eligible to receive restricted stock grants under the Omnibus Plan at no cost to them unless the Compensation Committee specifies a purchase price in the grant. In the event that a participant does not satisfy any conditions specified in the grant, some or all of the restricted stock will be forfeited.

A recipient of a restricted stock grant under the Omnibus Plan may elect to be taxed upon the grant of the restricted stock in an amount equal to the fair market value of the stock on the date of grant. Otherwise, the recipient will be taxed upon the grant of the restricted stock in an amount equal to the fair market value of the stock on the date that any conditions on the grant end. The Corporation will receive a tax deduction for the amount recognized by the recipient as ordinary income.

Long Term Incentive Compensation Units

Long term incentive compensation units may be granted under the Omnibus Plan to eligible employees of the Corporation. Long term incentive compensation units may consist of stock and cash. Long term incentive compensation units under the Omnibus Plan do result in tax deductions to the Corporation. Employees of the Corporation will be eligible to receive a grant of long term incentive compensation units under the Omnibus Plan at no cost to them. Long term incentive compensation units will be distributed only after the end of a performance period established by the Compensation Committee. In the event that the conditions specified for the performance period are not satisfied, part or all of the long-term incentive compensations units will be forfeited. In the event of death, disability or retirement of a unit recipient prior to the end of a performance period, a pro rata number of the units will be distributed. In the event that a unit recipient terminates his or her status as an employee prior to the end of the performance period, all of the long-term incentive compensation units will be forfeited.

A recipient of a grant of long term incentive compensation units under the Omnibus Plan will be taxed upon the value of the stock portion of the unit in an amount equal to the fair market value of the stock at the date that the shares are issued after the end of the performance period. The Corporation will receive a tax deduction for the amount recognized by the recipients as ordinary income.

Stock Appreciation Rights

Stock appreciation rights may be granted under the Omnibus Plan to employees of the Corporation or subsidiaries. A recipient of a grant of a stock appreciation right will be entitled to a payment of the difference between the initial base value of the right (as established in the grant) and the fair market value of a number of shares of stock (also established in the grant) at the date of the exercise of the stock appreciation right. Stock appreciation rights under the Omnibus Plan will generally result in tax deductions to the Corporation. Employees of the Corporation will be eligible to receive a grant of stock appreciation rights under the Omnibus Plan at no cost to them. The stock appreciation rights must be exercised within the period specified in the grant, which may not exceed ten years from the date of grant.

A recipient of stock appreciation rights under the Omnibus Plan will not be taxed upon the grant of the stock appreciation right. Upon the date he or she exercises the stock appreciation rights, the recipient will have taxable ordinary income on the difference between the stock appreciation right initial base value and the fair market value of the stock on the date of exercise. The Corporation will receive a tax deduction for any amount recognized by the recipient as ordinary income.

Effectiveness

If the Omnibus Plan is approved by the shareholders, the Omnibus Plan will be subject to final approval and implementation by the Board of Directors. If the Omnibus Plan is not approved by the shareholders, it will be of no effect.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE 2010 OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN.

PROPOSAL 3: RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Dixon Hughes PLLC, Certified Public Accountants, as the Corporation’s independent registered public accounting firm for 2010. A representative of Dixon Hughes PLLC is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

The Corporation has paid Dixon Hughes PLLC fees in connection with its assistance in the Corporation’s annual audit and review of the Corporation’s financial statements. From time to time, the Corporation engages Dixon Hughes PLLC to assist in other areas of financial planning.

The following table sets forth the fees billed by Dixon Hughes PLLC in various categories during 2009 and 2008.

AUDIT FEES

Category	2009	2008

Audit Fees(1)	$116,244	$108,806
Audit-Related Fees(2)	3,640	22,884
Tax Fees(3)	13,775	16,450
All Other Fees	-0-	-0-

Total Fees Paid	$133,659	$148,140

(1)	Includes fees paid or expected to be paid for audits of annual consolidated financial statements, reviews of consolidated financial statements included in quarterly reports on Form 10-Q, report production assistance relating to said financial statements and related documents.
(2)	Includes fees paid for accounting consultations.
(3)	Includes fees paid for services relating to tax planning, preparation and compliance.

All services rendered by Dixon Hughes PLLC during 2009 were subject to pre-approval by the Audit/Compliance Committee. The Audit/Compliance Committee has considered whether Dixon Hughes PLLC’s provision of other non-audit services to the Corporation is compatible with maintaining independence of Dixon Hughes PLLC. The Audit/Compliance Committee has determined that it is compatible with maintaining the independence of Dixon Hughes PLLC.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 3 RATIFYING DIXON HUGHES PLLC AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

Report of the Audit/Compliance Committee

The Audit/Compliance Committee of the Corporation is responsible for receiving and reviewing the annual audit report of the Corporation’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the Corporation’s internal audit program. The Audit/Compliance Committee assesses the performance and independence of the Corporation’s independent auditors and recommends their appointment and retention. The Audit/Compliance Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of the Corporation’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

During the course of its examination of the Corporation’s audit process in 2009, the Audit/Compliance Committee reviewed and discussed the audited financial statements with management. The Audit/Compliance Committee also discussed with the independent auditors, Dixon Hughes PLLC, all matters that are required to be discussed by the Statement of Auditing Standards No. 114, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Furthermore, the Audit/Compliance Committee received from Dixon Hughes PLLC disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended and discussed with Dixon Hughes PLLC their independence.

Based on the review and discussions above, the Audit/Compliance Committee (i) recommended to the Board that the audited financial statements be included in the Corporation’s annual report on Form 10-K for the year ended December 31, 2009 for filing with the SEC and (ii) recommended that shareholders ratify the appointment of Dixon Hughes PLLC as independent auditors for 2010.

This report is submitted by the Audit/Compliance Committee:

J. Gary Ciccone

T. C. Godwin

Oscar N. Harris

John McCauley

Sharon L. Raynor

C. L. Tart, Jr.

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters properly come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

PROPOSALS FOR 2011 ANNUAL MEETING

It is anticipated that the 2011 Annual Meeting will be held on a date during May 2011. Any proposal of a shareholder which is intended to be presented at the 2011 Annual Meeting must be received by the Corporation at its main office in Dunn, North Carolina no later than December 10, 2010, in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2011 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Corporation by February 11, 2011 for it to be timely received for consideration. The proxy holders will use their discretionary authority for any proposals received thereafter.

SHAREHOLDER COMMUNICATIONS

The Corporation does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to Brenda B. Bonner, Secretary, New Century Bancorp, Inc., 700 West Cumberland Street, Dunn, North Carolina 28334, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group or to the individual director or directors addressed.

INTERNET AND ELECTRONIC AVAILABILITY OF PROXY MATERIALS

As required by applicable SEC rules and regulations, the Corporation has furnished a notice of internet availability of proxy materials to all shareholders as part of this proxy statement and all shareholders will have the ability to access this proxy statement and the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the SEC, by logging on at www.cfpproxy.com/5523.

ADDITIONAL INFORMATION

A COPY OF THE CORPORATION’S 2009 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO LISA F. CAMPBELL, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND CHIEF OPERATING OFFICER, NEW CENTURY BANCORP, INC., 700 WEST CUMBERLAND STREET, DUNN, NORTH CAROLINA 28334, (910) 892-7080.

REVOCABLE PROXY

NEW CENTURY BANCORP, INC.

700 West Cumberland Street

Dunn, North Carolina 28334

APPOINTMENT OF PROXY

SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints J. Gary Ciccone, T. C. Godwin, Jr. and C. L. Tart, Jr. (the “Proxies”), or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of New Century Bancorp, Inc. (the “Corporation”) held of record by the undersigned on March 26, 2010, at the Annual Meeting of Shareholders of the Corporation to be held at New Century Bank, 700 West Cumberland Street, Dunn, North Carolina, at 10:00 a.m. on May 11, 2010, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this Appointment of Proxy be voted as follows on the proposals listed below:

1.	ELECTION OF DIRECTORS: Proposal to elect seven members of the Board of Directors for terms of three years.

FOR all nominees listed below	WITHHOLD AUTHORITY
(except as indicated otherwise below).	to vote for all nominees listed below

NOMINEES:

Three-Year Terms

Watson G. Caviness

J. Gary Ciccone

D. Ralph Huff, III

Carlie C. McLamb

James H. Smith

C. L. Tart, Jr.

Ann H. Thornton

Instruction: To withhold authority to vote for one or more nominees, write that nominee’s name on the line below.

2.	APPROVAL OF THE NEW CENTURY BANCORP, INC. 2010 OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN: Proposal to approve the 2010 Omnibus Stock Ownership and Long Term Incentive Plan.

FOR	AGAINST	ABSTAIN

3.	RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS: Proposal to ratify the appointment of Dixon Hughes PLLC as the Corporation’s independent registered public accounting firm for 2010.

FOR	AGAINST	ABSTAIN

4.	OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the Proxies are authorized to vote the shares represented by this Appointment of Proxy in accordance with their best judgment.

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED BY THE PROXIES IN ACCORDANCE WITH THE SPECIFIC INSTRUCTIONS ABOVE. IN THE ABSENCE OF INSTRUCTIONS, THE PROXIES WILL VOTE SUCH SHARES “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3 ABOVE. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY OF THE NOMINEES LISTED IN PROPOSAL 1 FOR ANY REASON HAVE BECOME UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE AS DIRECTORS, THE PROXIES HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE OR NOMINEES. THIS APPOINTMENT OF PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE CORPORATION AN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND REQUESTING THE RIGHT TO VOTE IN PERSON.

Date:	, 2010

(SEAL)
(Signature)

(SEAL)
(Signature, if shares held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: TO ENSURE THAT A QUORUM IS PRESENT, PLEASE SEND IN YOUR APPOINTMENT OF PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU SEND IN YOUR APPOINTMENT OF PROXY YOU WILL BE ABLE TO VOTE IN PERSON AT THE MEETING IF YOU SO DESIRE.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD

IN THE ENCLOSED ENVELOPE.

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